Exhibit 6.2

WORTHPOINT, INC.

a Delaware Corporation

2007 EQUITY INCENTIVE PLAN

TABLE OF CONTENTS

ARTICLE I INTRODUCTION		1

1.1	Purpose	1

1.2	Definitions	1

1.3	Shares Subject to the Plan	4

1.4	Administration of the Plan	5

1.5	Granting of Awards to Participants	5

1.6	Leave of Absence	6

1.7	Term of Plan	6

1.8	Amendment and Discontinuance of the Plan	6

ARTICLE II NON-QUALIFIED OPTIONS		6

2.1	Eligibility	6

2.2	Exercise Price	7

2.3	Terms and Conditions of Non-Qualified Options	7

2.4	Option Repricing	8

2.5	Vesting	8

ARTICLE III INCENTIVE STOCK OPTIONS		8

3.1	Eligibility	8

3.2	Exercise Price	8

3.3	Dollar Limitation	8

3.4	10% Stockholder	9

3.5	Incentive Stock Options Not Transferable	9

3.6	Compliance with Code Section 422	9

3.7	Limitations on Exercise	9

ARTICLE IV RESTRICTED STOCK		9

4.1	Eligibility	9

4.2	Restrictions, Restricted Period and Vesting	9

4.3	Forfeiture of Restricted Stock	10

4.4	Delivery of Shares of Common Stock	10

ARTICLE V OTHER STOCK OR PERFORMANCE BASED AWARDS		11

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ARTICLE VI CERTAIN PROVISIONS APPLICABLE TO ALL AWARDS		11

6.1	General	11

6.2	Stand-Alone, Additional, Tandem and Substitute Awards	11

6.3	Term of Awards	12

6.4	Form and Timing of Payment under Awards; Deferrals	12

6.5	Issuance of Restricted Stock/Forfeiture	12

6.6	Securities Requirements	13

6.7	Transferability	13

6.8	Rights as a Stockholder	13

6.9	Listing and Registration of Shares of Common Stock	14

6.10	Termination of Employment, Death, Disability and Retirement	14

6.11	Change in Control	15

6.12	First Refusal Rights	16

6.13	Shareholder Agreements/Investment Representations	16

ARTICLE VII WITHHOLDING FOR TAXES		17

ARTICLE VIII MISCELLANEOUS		17

8.1	No Rights to Awards or Uniformity Among Awards	17

8.2	Conflicts with Plan	17

8.3	No Right to Employment	17

8.4	Governing Law	17

8.5	Gender, Tense and Headings	17

8.6	Severability	17

8.7	Other Laws	17

8.8	Shareholder Agreements	18

8.9	Funding	18

8.10	No Guarantee of Tax Consequences	18

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WORTHPOINT, INC.

2007 EQUITY INCENTIVE PLAN

ARTICLE I

INTRODUCTION

1.1           Purpose. The Worthpoint, Inc. 2007 Equity Incentive Plan (the “Plan”) is intended to promote the interests of Worthpoint, Inc., a Delaware corporation (the “Company”), and its stockholders by encouraging Employees, Service Providers and Non-Employee Directors of the Company or its Affiliates (as defined below) to acquire or increase their equity interests in the Company, thereby giving them an added incentive to work toward the continued growth and success of the Company. The Board of Directors of the Company (the “Board”) also contemplates that through the Plan, the Company and its Affiliates will be better able to compete for the services of the individuals needed for the continued growth and success of the Company. The Plan provides for payment of various forms of incentive compensation, and accordingly, is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended, and shall be administered accordingly.

1.2           Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means (i) any entity in which the Company, directly or indirectly, owns 50% or more of the combined voting power, as determined by the Committee, (ii) any “parent corporation” of the Company (as defined in section 424(e) of the Code), (iii) any “subsidiary corporation” of any such parent corporation (as defined in section 424(f) of the Code) of the Company and (iv) any trades or businesses, whether or not incorporated which are members of a controlled group or are under common control (as defined in Sections 414(b) or (c) of the Code) with the Company.

“Awards” means, collectively, Options, Restricted Stock or Other Stock-Based Awards.

“Board’ means the board of directors described in Section 1.1 of the Plan.

“Change of Control” shall be deemed to have occurred upon any of the following events:

(a)          any “person” (as defined in Section 3(a)(9) of the Exchange Act, and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (i) the Company or any of its subsidiaries, (ii) any employee benefit plan of the Company or any of its subsidiaries, (iii) any Affiliate, (iv) a company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company or (v) an underwriter temporarily holding securities pursuant to an offering of such securities (a “Person”), becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the shares of voting stock of the Company then outstanding;

(b)          the consummation of any merger, organization, business combination or consolidation of the Company or one of its subsidiaries with or into any other entity, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company;

(c)          the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquirer, or parent of the acquirer, of such assets;

(d)          the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(e)          individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board.

Solely with respect to any Award that is subject to Section 409A of the Code and that is payable upon a Change of Control, this definition is intended to comply with the definition of change in control under Section 409A of the Code and, to the extent that the above definition does not so comply, such definition -shall be void and of no effect and, to the extent required to ensure that this definition complies with the requirements of Section 409A of the Code, the definition of such term set forth in regulations or other regulatory guidance issued under Section 409A of the Code by the appropriate governmental authority is hereby incorporated by reference into and shall form part of this Plan as fully as if set forth herein verbatim and the Plan shall be operated in accordance with the above definition of Change in Control as modified to the extent necessary to ensure that the above definition complies with the definition prescribed in such regulations or other regulatory guidance insofar as the definition relates to any Award that is subject to Section 409A of the Code and payable upon a Change of Control.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

“Committee” means the committee of one or more persons designated by the Board to administer the Plan or if no such committee is designated, “Committee” shall mean the Board.

“Common Stock” means the common stock, without par value, of the Company.

“Company” means the corporation described in Section 1.1 of the Plan or any successor thereto which assumes and continues the Plan.

“Disability” means an inability to perform the Employee’s or Non-Employee Director’s material services for the Company for a period of 90 consecutive days or a total of 180 days, during any 365-day period, in either case as a result of incapacity due to mental or physical illness, which is determined to be total and permanent. A determination of Disability shall be made by a physician satisfactory to both the Participant (or his guardian) and the Company, provided that if the Employee or Non-Employee Director (or his guardian) and the Company do not agree on a physician, the Employee or Non-Employee Director and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be final, binding and conclusive with respect to all parties. Notwithstanding the above, eligibility for disability benefits under any policy for long-term disability benefits provided to the Participant by the Company shall conclusively establish the Participant’s disability. Solely with respect to any Award that is subject to Section 409A of the Code and payable upon Disability, this definition shall not apply the extent that it is inconsistent with the definition set forth in Section 409A of the Code and the definition of such term set forth in Section 409A of the Code and the regulations or other regulatory guidance issued under Section 409A of the Code by the appropriate governmental authority is hereby incorporated by reference.

“Effective Date” means, with respect to the Plan, the date that the Plan is (a) adopted by the Board and (b) approved by shareholders of the Company, provided that such shareholder approval occurs not more than one year prior to or after the date of such adoption.

“Employee” means any employee of the Company or an Affiliate, including any such employee who is an officer or Director of the Company or an Affiliate.

“Employment” includes any period in which a Participant is an Employee of the Company or an Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” or “FMV Per Share” mean, with respect to shares of Common Stock, the fair market value of such shares determined in good faith by the Committee, using any fair and reasonable means selected in the Committee’s discretion; provided that such method shall satisfy the requirement of Section 409A of the Code to the extent applicable. If the shares of Common Stock are traded on any exchange, the Fair Market Value or FMV Per Share shall be the closing sales price (or, if applicable, the highest reported bid price) of a share of Common Stock on the applicable date (or if there is no trading in the Common Stock on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). In the event of a Change in Control, for purposes of section 6.11(b), FMV Per Share shall mean the price per share received in cash or property by shareholders (or, in the case of an asset sale the amount that would be received by shareholders if the Company were liquidated) in connection with the Change in Control.

“Incentive Stock Option” means any option that satisfies the requirements of Code Section 422 and is granted pursuant to Article III of the Plan.

“Incumbent Board’ means the Board described in paragraph (e) of the definition of Change of Control under Section 1.2 of the Plan.

“Non-Employee Director” means a person who is a member of the Board but who is neither an Employee nor a Service Provider of the Company or any Affiliate.

“Non-Qualified Option” means an option not intended to satisfy the requirements of Code Section 422 and which is granted pursuant to Article II of the Plan.

“Option” means an option to acquire Common Stock granted pursuant to the provisions of the Plan, and refers to either an Incentive Stock Option or a Non-Qualified Stock Option, or both, as applicable.

“Option Expiration Date” means the date determined by the Board or the Committee, which shall not be more than ten years after the date of grant of an Option.

“Optionee” means a Participant who has received or will receive an Option.

“Participant” means any Non-Employee Director, Employee or Service Provider granted an Award under the Plan.

“Other Stock-Based Awards” means an Award granted pursuant to Article V of the Plan, which shall be measured by or payable in shares of Common Stock as determined by the Committee.

“Plan” means the plan described in Section 1.1 of the Plan and set forth in this document, as amended from time to time.

“Restricted Period’ means the period established by the Board or the Committee with respect to an Award during which the Award either remains subject to forfeiture or is not exercisable by the Participant.

“Restricted Stock” means one or more shares of Common Stock, prior to the lapse of restrictions thereon, granted under Article IV of the Plan.

“Retirement” means termination of Employment of an Employee, or if determined by the Committee, termination of service of a Non-Employee Director, under circumstances as shall constitute retirement, as determined by the Committee or the Board.

“Service Provider” means any individual, other than a Director or an Employee, who renders services to the Company or an Affiliate, whose participation in the Plan is determined to be in the best interests of the Company by the Committee.

1.3           Shares Subject to the Plan. The maximum number of shares of Common Stock that may be issued under the Plan shall be [                              ] shares. Notwithstanding the above, in the event that at any time after the Effective Date the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the aggregate number and class of securities available under the Plan shall be ratably adjusted by the Board. Upon the occurrence of any of the events described in the immediately preceding sentence, in order to ensure that after such event the shares of Common Stock subject to the Plan and each Participant’s proportionate interest shall be maintained substantially as before the occurrence of such event, the Board shall adjust (a) the number of shares of Common Stock not subject to outstanding Awards with respect to which Awards may be granted, (b) the number of shares of Common Stock subject to outstanding Awards and (c) the grant or exercise price with respect to an Award. Such adjustment in an outstanding Option shall be made (i) without change in the total price applicable to the Option or any unexercised portion of the Option (except for any change in the aggregate price resulting from rounding-off of share quantities or prices) and (ii) with any necessary corresponding adjustment in exercise price per share. The Board’s determinations shall be final, binding and conclusive with respect to the Company and all other interested persons.

In the event the number of shares to be delivered upon the exercise or payment of any Award granted under the Plan is reduced for any reason other than the withholding of shares or the payment of taxes or exercise price, or in the event any Award (or portion thereof) granted under the Plan can no longer under any circumstances be exercised or paid, the number of shares no longer subject to such Award shall thereupon be released from such Award and shall thereafter be available under the Plan for the grant of additional Awards. Shares that cease to be subject to an Award because of the exercise of the Award, or the vesting of a Restricted Stock Award, shall no longer be subject to or available for any further grant under the Plan. Shares issued pursuant to the Plan (x) may be treasury shares, authorized but unissued shares or, if applicable, shares acquired in the open market and (y) shall be fully paid and nonassessable. No fractional shares shall be issued under the Plan. Payment for any fractional shares that would otherwise be issuable hereunder in the absence of the immediately preceding sentence shall be made in cash.

1.4           Administration of the Plan.

(a)          Committee, Meetings, Rule Making and Interpretations. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Board or Committee shall (i) interpret the Plan and all Awards under the Plan, (ii) make, amend and rescind such rules as it deems necessary for the proper administration of the Plan, (iii) make all other determinations necessary or advisable for the administration of the Plan and (iv) correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award, under the Plan in the manner and to the extent that the Committee deems desirable to effectuate the Plan. Any action taken or determination made by the Committee pursuant to this and the other paragraphs of the Plan shall be final, binding and conclusive on all affected persons, including, without limitation, the Company, any Affiliate, any grantee, holder or beneficiary of an Award, any stockholder and any Employee, Service Provider or Non-Employee Director. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted hereunder, and the members of the Board and the Committee shall be entitled to indemnification and reimbursement by the Company and its Affiliates in respect of any claim, loss, damage or expense (including legal fees) arising therefrom to the fullest extent permitted by law.

1.5           Granting of Awards to Participants. The Committee shall have the authority to grant, prior to the expiration date of the Plan, Awards to such Employees, Service Providers and Non-Employee Directors as may be selected by it, subject to the terms and conditions set forth in the Plan. In selecting the persons to receive Awards, including the type and size of the Award, the Board or the Committee may consider the contribution the recipient has made and/or may make to the growth of the Company or its Affiliates and any other factors that it may deem relevant. No member of the Committee shall vote or act upon any matter relating solely to himself. Grants of Awards to members of the Committee must be ratified by the Board. In no event shall any Employee, Service Provider or Non-Employee Director, nor his or its legal representatives, heirs, legatees, distributees or successors have any right to participate in the Plan, except to such extent, if any, as permitted under the Plan and as the Board or the Committee may determine.

1.6           Leave of Absence. If an employee is on military, sick leave or other bona fide leave of absence, such person shall be considered an “Employee” for purposes of an outstanding Award during the period of such leave, provided that it does not exceed 90 days (or such longer period as may be determined by the Committee in its sole discretion), or, if longer, so long as the person’s right to reemployment is guaranteed either by statute or by contract. If the period of leave exceeds 90 days (or such longer period as may be determined by the Committee in its sole discretion), the employment relationship shall be deemed to have terminated on the ninety-first (91st) day (or the first day immediately following any period of leave in excess of 90 days as approved by the Committee) of such leave, unless the person’s right to reemployment is guaranteed by statute or contract.

1.7           Term of Plan. If not sooner terminated under the provisions of Section 1.8, the Plan shall terminate upon, and no further Awards shall be made, after the tenth (10th) anniversary of the Effective Date.

1.8           Amendment and Discontinuance of the Plan. The Board may amend, suspend or terminate the Plan at any time without prior notice to or consent of any person; provided, however, that subject to Article VI, no amendment, suspension or termination of the Plan may without the consent of the holder of an Award, terminate such Award or adversely affect such person’s rights with respect to such Award in any material respect unless or to the extent specified in the Award itself; and provided further that, no amendment shall be effective prior to its approval by the stockholders of the Company, to the extent such approval is required by (a) applicable legal requirements, (b) the requirements of any securities exchange on which the Company’s stock may be listed or (c) the requirements of any exchange on which the Company’s stock may be listed. Notwithstanding the foregoing, the Board may amend the Plan or any Award in such manner as it deems necessary in order to permit Awards to meet the requirements of the Code or other applicable laws, or to prevent adverse tax consequences to the Participants.

ARTICLE II

NON-QUALIFIED OPTIONS

2.1           Eligibility. The Committee may grant Non-Qualified Options to purchase shares of Common Stock to any Employee, Service Provider and Non-Employee Directors according to the terms set forth below. Each Non-Qualified Option granted under the Plan shall be evidenced by a written agreement between the Company and the individual to whom such Non-Qualified Option was granted in such form as the Committee shall provide.

2.2           Exercise Price. The exercise price to be paid for each share of Common Stock deliverable upon exercise of each Non-Qualified Option granted under this Article II shall not be less than one hundred percent (100%) of the FMV Per Share on the date of grant of such Non-Qualified Option. The exercise price for each Non-Qualified Option granted under Article II shall be subject to adjustment as provided in Section 2.3(e) of the Plan.

2.3           Terms and Conditions of Non-Qualified Options. Non-Qualified Options shall be in such form as the Board or the Committee may from time to time approve, shall be subject to the following terms and conditions and may contain such additional terms and conditions, not inconsistent with this Article II, as the Committee shall deem desirable:

(a)          Option Period and Conditions and Limitations on Exercise. No Non-Qualified Option shall be exercisable later than the Option Expiration Date. To the extent not prohibited by other provisions of the Plan, each Non-Qualified Option shall be exercisable at such time or times as the Board or the Committee, in its discretion, may determine at the time such Non- Qualified Option is granted.

(b)          Manner of Exercise. In order to exercise a Non-Qualified Option, the person or persons entitled to exercise such Non-Qualified Option shall deliver to the Company payment in full for (i) the shares being purchased and (ii) unless other arrangements have been made with the Committee, any required withholding taxes. The payment of the exercise price for each Non-Qualified Option shall either be in cash or by certified check payable and acceptable to the Company, or by any other means set forth in the Optionee's Award agreement that is consistent with applicable laws, regulations or rules.

(c)          Proceeds. The proceeds received from the sale of shares of Common Stock pursuant to exercise of Non-Qualified Options exercised under the Plan will be used for general corporate purposes.

(d)          Non-Qualified Options not Transferable. Except as provided below, no Non-Qualified Option granted hereunder shall be transferable other than by (i) will or by the laws of descent and distribution or (ii) pursuant to a domestic relations order, and during the lifetime of the Participant to whom any such Non-Qualified Option is granted, it shall be exercisable only by the Participant (or his guardian). Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process, any Non-Qualified Option granted hereunder, or any right thereunder, contrary to the provisions hereof, shall be void and ineffective, shall give no right to the purported transferee and shall, at the sole discretion of the Board or the Committee, result in forfeiture of the Non-Qualified Option with respect to the shares involved in such attempt. With respect to a specific Non-Qualified Option, in accordance with rules and procedures established by the Board or the Committee from time to time, the Participant (or his guardian) may transfer, for estate planning purposes, all or part of such Non-Qualified Option to one or more immediate family members or related family trusts or partnerships or similar entities as determined by the Board or the Committee. Any Non-Qualified Option that is transferred in accordance with the provisions of this Section 2.3(d) may only be exercised by the person or persons who acquire a proprietary interest in the Non-Qualified Options pursuant to the transfer.

(e)          Adjustment of Non-Qualified Options. In the event that at any time after the Effective Date the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the Board shall make appropriate adjustments to all Non-Qualified Options then outstanding as provided in Section 1.3.

(f)           Listing and Registration of Shares. Each Non-Qualified Option shall be subject to the requirement that if at any time the Board or the Committee determines, in its discretion, that the listing, registration or qualification of the shares subject to such Non-Qualified Option under any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issue or purchase of shares thereunder, such Non-Qualified Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained and the same shall have been free of any conditions not acceptable to the Board.

2.4          Option Repricing. The Board or the Committee, in its absolute discretion, may grant to holders of outstanding. Non-Qualified Options, in exchange for the surrender and cancellation of such Non-Qualified Options, new Non-Qualified Options having exercise prices lower (or higher with any required consent) than the exercise price provided in the Non- Qualified Options so surrendered and canceled and containing such other terms and conditions as the Board or the Committee may deem appropriate.

2.5           Vesting. The Options shall vest as provided in the Participant’s Option agreement. See Section 6.11 of the Plan relating to vesting in connection with a Change of Control.

ARTICLE III

INCENTIVE STOCK OPTIONS

The terms specified in this Article III shall be applicable to all Incentive Stock Options. Except as modified by the provisions of this Article III, all the provisions of Article II shall be applicable to Incentive Stock Options. Options which are specifically designated as Non- Qualified Options shall not be subject to the terms of this Article III.

3.1           Eligibility. Incentive Stock Options may only be granted to Employees of the Company or its parent or subsidiary as defined in Sections 424(e) or (f) of the Code, as applicable, while each such entity is a “corporation” described in Section 7701(a)(3) of the Code and Treas. Reg. Section 1.421-l(i)(l).

3.2           Exercise Price. Subject to Section 3.4, the exercise price per share shall not be less than one hundred percent (100%) of the FMV Per Share on the date of grant of the Incentive Stock Option.

3.3           Dollar Limitation. The aggregate Fair Market Value (determined as of the respective date or dates of grant) of shares of Common Stock for which one or more Options granted to any Employee under the Plan (or any other option plan of the Company or any Affiliate which is a parent or subsidiary as defined in Code Sections 424(e) or (f), as applicable) may for the first time become exercisable as Incentive Stock Options during any one (1) calendar year shall not exceed the sum of $100,000. To the extent the Employee holds two (2) or more such Options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such Options as Incentive Stock Options shall be applied on the basis of the order in which such Options are granted.

3.4           10% Stockholder. If any Employee to whom an Incentive Stock Option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any “parent corporation” of the Company (as defined in Section 424(e) of the Code) or any “subsidiary corporation” of the Company (as defined in Section 424(f) of the Code), then the exercise price per share under such Incentive Stock Option shall not be less than one hundred ten percent (110%) of the FMV Per Share on the date of grant, and the Option term shall not exceed five (5) years measured from the date of grant. For purposes of the immediately preceding sentence, the attribution rules under Section 424(d) of the Code shall apply for purposes of determining an Employee’s ownership.

3.5           Incentive Stock Options Not Transferable. No Incentive Stock Option granted hereunder (a) shall be transferable other than by will or by the laws of descent and distribution and (b) except as permitted in regulations or other guidance issued under Section 422 of the Code, shall be exercisable during the Optionee's lifetime by any person other than the Optionee (or his guardian).

3.6           Compliance with Code Section 422. All Options that are intended to be Incentive Stock Options described in Code Section 422 shall be designated as such in the Option grant and in all respects shall be issued in compliance with Code Section 422.

3.7           Limitations on Exercise. No Incentive Stock Option shall be exercisable more than three (3) months after the Optionee ceases to be an Employee for any reason other than death or Disability, or more than one (1) year after the Optionee ceases to be an Employee due to death or Disability.

ARTICLE IV

RESTRICTED STOCK

4.1           Eligibility. All Employees, Service Providers and Non-Employee Directors shall be eligible for grants of Restricted Stock.

4.2           Restrictions, Restricted Period and Vesting.

(a)           The Restricted Stock shall be subject to such forfeiture restrictions (including, without limitation, limitations that qualify as a “substantial risk of forfeiture” within the meaning given to that term under Section 83 of the Code) and restrictions on transfer by the Participant and repurchase by the Company as the Committee, in its sole discretion, shall determine. Prior to the lapse of such restrictions, the Participant shall not be permitted to transfer such shares. The Company shall have the right to repurchase or recover such shares for the amount of cash paid therefor, if any, if (i) the Participant shall terminate Employment from or services to the Company prior to the lapse of such restrictions or (ii) the Restricted Stock is forfeited by the Participant pursuant to the terms of the Award.

(b)          Vesting. Shares of Restricted Stock shall vest as provided in the Participant’s Restricted Stock grant agreement. See Section 6.11 of the Plan relating to vesting in connection with a Change of Control.

(c)          Immediate Transfer Without Immediate Delivery of Restricted Stock. Each certificate representing Restricted Stock awarded under the Plan shall be registered in the name of the Participant and, during the Restricted Period, shall be left on deposit with the Company, or in trust or escrow pursuant to an agreement satisfactory to the Committee, along with a stock power endorsed in blank until such time as the restrictions on transfer have lapsed. The grantee of Restricted Stock shall have all the rights of a stockholder with respect to such shares including the right to vote and the right to receive dividends or other distributions paid or made with respect to such, shares; provided, however, that the Committee may in the Award restrict the Participant’s right to dividends until the restrictions on the Restricted Stock lapse. Any certificate or certificates representing shares of Restricted Stock shall bear a legend similar to the following:

The shares represented by this certificate have been issued pursuant to the terms of the Worthpoint, Inc. 2007 Equity Incentive Plan, as amended and restated, and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as is set forth in the terms of such award dated               , 20   . The shares represented by this certificate have not been registered under the Securities Act of 1933 (the “Act”) or any other securities statute. No sale, transfer or other disposition of such securities, or of any interest therein, may be made or shall be recognized unless in the satisfactory written opinion of counsel for, or other counsel satisfactory to, the issuer such transaction would not violate or require registration under such act or other statute.

4.3           Forfeiture of Restricted Stock. If, for any reason, the restrictions imposed by the Committee upon Restricted Stock are not satisfied at the end of the Restricted Period, any Restricted Stock remaining subject to such restrictions shall thereupon be forfeited by the Participant and reacquired by the Company at the lower of (i) the price per share paid for such Restricted Stock (if any) by the Participant or (ii) its Fair Market Value on the date of forfeiture.

4.4           Delivery of Shares of Common Stock. Pursuant to Section 6.5 of the Plan and subject to the withholding requirements of Article VIII of the Plan, at the expiration of the Restricted Period, a stock certificate evidencing the Restricted Stock (to the nearest full share) with respect to which the Restricted Period has expired shall be delivered without charge to the Participant, or his personal representative, free of all restrictions under the Plan, but subject to any restrictions under the Securities Act of 1933 or any other securities statute.

ARTICLE V

OTHER STOCK OR PERFORMANCE BASED AWARDS

The Committee is hereby authorized to grant to Employees, Non-Employee Directors and Service Providers of the Company or its Affiliates, Other Stock or Performance-Based Awards, which shall consist of a right which (i) is not an Award described in any other Article and (ii) is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock (including, without limitation, securities convertible into shares of Common Stock) or cash as are deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of any such Other Stock or Performance-Based Award.

ARTICLE VI

CERTAIN PROVISIONS APPLICABLE TO ALL AWARDS

6.1           General. Awards shall be evidenced by a written agreement or other document and may be granted on the terms and conditions set forth herein. In addition, the Committee may impose on any Award or the exercise thereof, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment by the Participant and terms permitting a Participant to make elections relating to his or her Award; provided, that any such election would not (i) cause the application of Section 409A of the Code to the Award or (ii) create adverse tax consequences under Section 409A of the Code should Section 409A. apply to the Award. The terms, conditions and/or restrictions contained in an Award may differ from the terms, conditions and restrictions contained in any other Award. The Board may amend an Award; provided, however, that, subject to Section 6.11, no amendment of an Award may, without the consent of the holder of the Award, adversely affect such person’s rights with respect to such Award in any material respect. The Board or the Committee shall retain full power and discretion to accelerate or waive, at any time, any term or condition of an Award that is not mandatory under the Plan; provided, however, that, subject to Section 6.11, the Board or the Committee shall not have not have authority to administer the Plan in such a way as to create adverse tax consequences to the Participant under Section 409A of the Code. Except in cases in which the Board or the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of the Delaware General Corporation Law, no consideration other than services may be required for the grant of any Award.

6.2           Stand-Alone, Additional, Tandem and Substitute Awards. Subject to Section 2.4 of the Plan, Awards granted under the Plan may, in the discretion of the Board or the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or. any award granted under another plan of the Company, any Affiliate or any business entity to be acquired by the Company or an Affiliate, or any other right of a Participant to receive payment from the Company or any Affiliate; provided, however, no Award shall be issued under the Plan if issuance of the Award would result in adverse tax consequences under Section 409A of the Code. Such additional, tandem and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Board or the Committee shall require the surrender of such other Award for cancellation in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Affiliate. Any such action contemplated under this Section 6.2. shall, be effective only to the extent that such action will not cause any Award that is subject to Section 409A of the Code to result in adverse consequences under Section 409A of the Code.

6.3           Term of Awards. The term or Restricted Period of each Award that is an Option or Restricted Stock shall be for such period as may be determined by the Board or the Committee; provided, however, that in no event shall the term of any such Award exceed a period of ten years (or such shorter terms as may be required in respect of an Incentive Stock Option under Section 422 of the Code).

6.4           Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award agreement, payments to be made by the Company or an Affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in a single payment or transfer, in installments or on a deferred basis. The settlement of any Award may, subject to any limitations set forth in the Award agreement, be accelerated and cash paid in lieu of shares in connection with such settlement, in the discretion of the Board or the Committee or upon occurrence of one or more specified events; provided, however, that such discretion may not be exercised by the Board or the Committee if the exercise of such discretion would result in adverse tax consequences to the Participant under Section 409A of the Code. In the discretion of the Board or the Committee, Awards granted pursuant to Article V of the Plan may be payable in shares to the extent permitted by the terms of the applicable Award agreement. Installment or deferred payments may be required by the Committee (subject to Section 1.8 of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award agreement) or permitted at the election of the Participant on terms and conditions established by the Committee; provided, however, that no deferral shall be required or permitted by the Committee if such deferral would result in adverse tax consequences to the Participant under Section 409A of the Code. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of amounts in respect of installment or deferred payments denominated in shares. Any deferral shall only be allowed as is provided in a separate deferred compensation plan adopted by the Company. The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

6.5           Issuance of Restricted Stock/Forfeiture. After the satisfaction of all of the terms and conditions set by the Committee with respect to an Award of Restricted Stock, a certificate, without the legend set forth in Section 4.2(c) for the number of shares that are no longer subject to such restrictions, terms and conditions shall be delivered to the Employee. The number of shares of Common Stock which shall be issuable upon earning of an Award denominated in cash shall be determined by dividing (1) by (2) where (1) is the amount of Award that is earned and payable, as applicable, and (2) is the FMV Per Share of Common Stock on the date the Award is earned and payable, as applicable. Upon termination, resignation or removal of a Participant under circumstances that do not cause such Participant to become fully vested, any remaining unvested Options, shares of Restricted Stock, or other unvested Awards, as the case may be, shall either be forfeited back to the Company or, if appropriate under the terms of the Award, shall continue to be subject to the restrictions, terms and conditions set by the Committee with respect to such Award.

6.6           Securities Requirements. No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then-applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction and by any stock market or exchange upon which the Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the grantee to take any reasonable action to meet such requirements. The Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of shares pursuant to an Award to comply with any law or regulation described in the second preceding sentence.

6.7          Transferability.

(a)           Non-Transfer able Awards and Options. Except as otherwise specifically provided in the Plan, no Award and no right under the.Plan, contingent or otherwise, other than Restricted Stock as to which restrictions have lapsed, will be (i) assignable, saleable or otherwise transferable by a Participant except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order or (ii) subject to any encumbrance, pledge or charge of any nature. No transfer by will or by the laws of descent and distribution shall be effective to bind the Company unless the Board or the Committee shall have been furnished with a copy of the deceased Participant’s will or such other evidence as the Board or the Committee may deem necessary to establish the validity of the transfer. Any attempted transfer in violation of this Section 6.7(a) shall be void and ineffective for all purposes.

(b)           Ability to Exercise Rights. Except as otherwise specifically provided under the Plan, only the Participant or his guardian (if the Participant becomes Disabled), or in the event of his death, his legal representative or beneficiary, may exercise Options, receive cash payments and deliveries of shares or otherwise exercise rights under the Plan. The executor or administrator of the Participant’s estate, or the person or persons to whom the Participant’s rights under any Award will pass by will or the laws of descent and distribution, shall be deemed to be the Participant’s beneficiary or beneficiaries of the rights of the Participant hereunder and shall be entitled to exercise such rights as are provided hereunder.

6.8           Rights as a Stockholder.

(a)           No Stockholder Rights. Except as otherwise provided in Section 4.2(c), a Participant who has received a grant of an Award or a transferee of such Participant shall have no rights as a stockholder with respect to any shares of Common Stock until such person becomes the holder of record. Except as otherwise provided in Section 4.2(c) no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued.

6.9           Listing and Registration of Shares of Common Stock. The Company, in its discretion, may postpone the issuance and/or delivery of shares of Common Stock upon any exercise of an Award until completion of such stock exchange listing, registration or other qualification of such shares under any state and/or federal law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compliance with applicable laws, rules and regulations.

6.10         Termination of Employment, Death, Disability and Retirement.

(a)           Termination of Employment. Unless otherwise provided in the Award, if Employment of an Employee or service of a Non-Employee Director is terminated for any reason whatsoever other than death, Disability or Retirement, or if service of a Service Provider is terminated for any reason whatsoever other than death, any nonvested Award granted pursuant to the Plan outstanding at the time of such termination and all rights thereunder shall wholly and completely terminate and no further vesting shall occur, and the Employee, Service Provider or Non-Employee Director shall be entitled to exercise his or her rights with respect to the portion of the Award vested as of the date of termination for a period that shall end on the earlier of (i) the expiration date set forth in the Award with respect to the vested portion of such Award, (ii) the date that occurs six (6) months after such termination date (three (3) months after the date of termination in the case of an Incentive Stock Option), or (iii) the date of such Participant’s termination of employment in the event such Participant’s employment is terminated on account of fraud or intentional misrepresentation, or embezzlement, misappropriation or conversion of assets or opportunities of the Company or its Affiliates.

(b)            Retirement. Unless otherwise provided in the Award, upon the Retirement of an Employee or, if applicable, Non-Employee Director:

(i)          any nonvested portion of any outstanding Award shall immediately terminate and no further vesting shall occur; and

(ii)         any vested Award shall expire on the earlier of (A) the expiration date set forth in the Award or (B) the expiration of (x) twelve (12) months after the date of Retirement in the case of any Award other than an Incentive Stock Option and (y) three (3) months after the date of Retirement in the case of an Incentive Stock Option.

(c)           Disability or Death. Unless otherwise provided in the Award, upon termination of Employment or service from the Company or any Affiliate that is a parent or subsidiary of the Company as a result of Disability of an Employee or Non-Employee Director or death of an Employee, Non-Employee Director or Service Provider, or with respect to a Participant who is either a retired former Employee or Non-Employee Director who dies during the period described in Section 6.100)). hereinafter the “Applicable Retirement Period,” or a disabled former Employee or Non-Employee Director who dies during the period that expires on the earlier of the expiration date set forth in any applicable outstanding Award or the first anniversary of the person’s termination of Employment or service due to Disability, hereinafter the “Applicable Disability Period,”

(i)          any nonvested portion of any outstanding Award that has not already terminated shall immediately terminate and no further vesting shall occur; and

(ii)         any vested Award shall expire upon the earlier of (A) the expiration date set forth in the Award or (B) the later of (1) the first anniversary of such termination of Employment as a result of Disability or death or (2) the first anniversary of such person’s death during the Applicable Retirement Period or the Applicable Disability Period.

(d)          Continuation. Notwithstanding any other provision of the Plan, the Board or the Committee, in its discretion, may provide for the continuation of any Award for such period and upon such terms and conditions as are determined by the Board or the Committee in the event that a Participant ceases to be an Employee, Service Provider or Non-Employee Director; provided, however, that no continuation of any Award shall be permitted by the Board or the Committee if such continuation would result in adverse tax consequences to the Participant under Section 409A of the Code.

6.11        Change in Control.

(a)           Change in Control. Unless otherwise provided in the Award, in the event of a Change in Control, the Board shall have the authority in its sole discretion to take any one or more of the following actions with respect to the Awards:

(i)          the Board may accelerate vesting and the time at which all Options then outstanding may be exercised so that those types of Awards may be exercised in full for a limited period of time on or before a specified date fixed by the Board or the Committee, after which specified date all unexercised Options and all rights of Participants thereunder shall terminate, or the Board or the Committee may accelerate vesting and the time at which Options may be exercised so that those types of Awards may be exercised in full for their then remaining term;

(ii)         the Board may waive all restrictions and conditions of all Restricted Stock then outstanding with the result that those types of Awards shall be deemed satisfied, and the Restriction Period or other limitations on payment in full with respect thereto shall be deemed to have expired, as of the date of the Change in Control or such other date as may be determined by the Board;

(iii)        the Board may cause the acquirer to assume the Plan and the Awards or exchange the Awards for awards for the acquirer’s stock; and

(iv)        the Board may terminate the Plan and all outstanding unvested or unexercised Awards as of the date of the Change of Control.

(b)          Notwithstanding the above provisions of this Section 6.11, the Board shall not be required to take any action described in the preceding provisions of this Section 6.11, and any decision made by the Board, in its sole discretion, not to take some or all of the actions described in the preceding provisions of this Section 6.11 shall be final, binding and conclusive with respect to the Company and all other interested persons.

(c)          Right of Cash-Out. If approved by the Board prior to or within thirty (30) days after such time as a Change in Control shall be deemed to have occurred, the Board shall have the right for a forty-five (45) day period immediately following the date that the Change in Control is deemed to have occurred to require all, but not less than all, Participants to transfer and deliver to the Company all Awards previously granted to the Participants in exchange for an amount equal to the “cash value” (defined below) of the Awards. Such right shall be exercised by written notice to all Participants. For purposes of this Section 6.11, the cash value of an Award shall equal the sum of (i) the cash value of all benefits to which the Participant would be entitled upon settlement or exercise of any Award which is not an Option or Restricted Stock and (ii) in the case of any Award that is an Option, the excess of the FMV Per Share over the option price, or (ii) in the case of an Award that is Restricted Stock the FMV Per Share of Restricted Stock, multiplied by the number of shares subject to such Award. The amount payable to each Participant by the Company pursuant to this Section 6.11 shall be in cash or by certified check and shall be reduced by any taxes required to be withheld.

6.12         First Refusal Rights

If so provided in the Award agreement, the Company shall have the right of first refusal with respect to any proposed disposition by the Participant (or any successor in interest) of any shares of Common Stock issued under the Plan. Such right of first refusal shall be exercisable and lapse in accordance with the terms established by the Board or the Committee and set forth in the Award agreement.

6.13         Shareholder Agreements/Investment Representations

As a condition to the exercise of an Option or the issuance of Common Stock hereunder, the Committee or the Board may require the Participant to enter into such agreements (including but not limited to a buy/sell or voting trust agreement) with respect to the Shares as may be required of other shareholders of the Company. In addition, the Committee or the Board may require the Participant to represent and warrant at the time of any such exercise or issuance that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required by any relevant provisions of law.

ARTICLE VII

WITHHOLDING FOR TAXES

Any issuance of Common Stock pursuant to the exercise of an Option or in payment of any other Award under the Plan shall not be made until appropriate arrangements satisfactory to the Company have been made for the payment of any tax amounts (federal, state, local or other) that may be required to be withheld or paid by the Company with respect thereto at the minimum statutory rate. Such arrangements may, at the discretion of the Board or the Committee, include allowing the person to tender to the Company shares of Common Stock owned by the person, or to request the Company to withhold shares of Common Stock being acquired pursuant to the Award, whether through the exercise of an Option or as a distribution pursuant to the Award, which have an aggregate FMV Per Share as of the date of such withholding that is not greater than the sum of all tax amounts to be withheld with respect thereto, together with payment of any remaining portion of such tax amounts in cash or by certified check payable and acceptable to the Company.

ARTICLE VIII

MISCELLANEOUS

8.1        No Rights to Awards or Uniformity Among Awards. No Participant or other person shall have any claim to be granted any Award; there is no obligation, for uniformity of treatment of Participants, or holders or beneficiaries of Awards; and the terms and conditions of Awards need not be the same with respect to each recipient.

8.2        Conflicts with Plan. In the event of any inconsistency or conflict between the terms of the Plan and an Award, the terms of the Plan shall govern.

8.3        No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or any Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award.

8.4        Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal law and the laws of the State of Delaware, without regard to any principles of conflicts of law. Notwithstanding the foregoing, all Awards issued under the Plan shall comply with the applicable laws of any state in which the Participant receiving such Award resides. By way of example, and not in limitation of the foregoing, to the extent required by California law, the Plan Committee may not impose a vesting schedule upon any Option grant to any resident of California that is more restrictive than 20% per year with the initial vesting to occur not later than one year after the option grant date. However, such limitation shall not be applicable to any option grants made to individuals who are officers of the Company, non-employee members of the Board or independent contractors.

8.5        Gender, Tense and Headings. Whenever the context requires such, words of the masculine gender used herein shall include the feminine and neuter, and words used in the singular shall include the plural. Section headings as used herein are inserted solely for convenience and reference and constitute no part of the Plan.

8.6        Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Participant or Award, or would disqualify the Plan or any Award under any law deemed applicable; by the Board or the Committee, such provision shall be construed or deemed amended as necessary to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board or the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Participant or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

8.7        Other Laws. The Board or the Committee may refuse to issue or transfer any shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such shares or such other consideration might violate any applicable law.

8.8           Shareholder Agreements. The Board or the Committee may condition the grant, exercise or payment of any Award upon such person entering into a stockholders’ or repurchase agreement in such form as approved from time to time by the Board.

8.9           Funding. Except as provided under Article IV of the Plan, no provision of the Plan shall require or permit the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other Employees, Service Providers or Non-Employee Directors under general law.

8.10         No Guarantee of Tax Consequences. The Participant shall be solely responsible for and liable for any tax consequences (including but not limited to any interest or penalties) as a result of participation in the Plan. Neither the Board, nor the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder and assumes no liability whatsoever for the tax consequences to the Participants.